UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

Filed by the registrant ☒

Filed by a party other than the registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e) (2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-12

NVR, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

During 2011, Mr. Alfred E. Festa, who is the Chairman and Chief Executive Officer of W.R. Grace (“Grace”), attended fewer than 75% of the meetings of our Board and the Board committees on which he serves. Mr. Festa serves on the Audit Committee, the Nominating Committee and the Qualified Legal Compliance Committee. The Audit Committee and the Nominating Committee, as well as the full Board, held meetings on February 22, 2011, and Mr. Festa was unable to attend any of these meetings due to an illness. The Board of Directors and all three committees on which Mr. Festa serves also held meetings on November 3, 2011. Mr. Festa was unable to attend these meetings because they conflicted with a previously scheduled meeting of Grace’s board of directors. Mr. Festa has been a director of NVR since December 1, 2008, and prior to 2011, never missed a meeting of NVR’s Board or any committee on which he served.

In the Board’s consideration to unanimously recommend that the shareholders vote FOR Mr. Festa as a director, the Board concluded that Mr. Festa’s 2011 absences were unavoidable and further considered Mr. Festa’s exemplary track record and significant contributions made to NVR since joining our Board in 2008.